Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANT

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement of our report dated December 8, 2014, relating to the consolidated financial statements of Bridgehouse Marine Limited appearing in the Form 8-K/A of HC2 Holdings, Inc. dated December 8, 2014.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO LLP

London, United Kingdom

August 12, 2016